SCHWARTZ INVESTMENT TRUST

                           CERTIFICATE OF DESIGNATION

     The undersigned, being the Secretary of Schwartz Investment Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called an Ohio business trust, DOES HEREBY CERTIFY THAT, pursuant to the authority conferred upon the Trustees of the Trust by Section 4.1, Section 4.2 and Section 7.3 of the Agreement and Declaration of Trust dated August 20, 1992 (hereinafter referred to as the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees at meetings held on January 31, 2003 and April 24, 2003 at which a quorum was present, the Declaration of Trust is amended as follows:

     (1) There is hereby established and designated as Series of Shares: the Ave Maria Growth Fund and the Ave Maria Bond Fund (hereinafter referred to individually as a "Fund" and collectively as the "Funds"). The beneficial interest in a Fund shall be divided into Shares having no par value, of which an unlimited number may be issued, which Shares shall represent interests only in that Fund. The Shares of each Fund shall have the rights and preferences provided in Section 4.2 (a) through 4.2 (l) of the Declaration of Trust.

     (2) There are hereby established two classes ("Sub-Series") of shares of the Ave Maria Bond Fund, which shall be designated Class I and Class R. In accordance with Section 4.1 of the Declaration of Trust, Class I shares and Class R shares shall be of equal rank and have the same powers, preferences and rights, and shall be subject to the same qualifications, limitations and restrictions, except with respect to such differences as the Trustees shall from time to time determine to be necessary or desirable.

     (3) Amendment,  etc.  Subject to the provisions and  limitations of Section
7.3 of the Declaration of Trust and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a majority of the Trustees (or by an officer of the Trust pursuant to the vote of a majority of the Trustees), provided that, if any amendment adversely affects the rights of the Shareholders of a Fund, such amendment may be adopted by an instrument signed in writing by a majority of the Trustees (or an officer of the Trust pursuant to the vote of a majority of the Trustees), when authorized to do so by the vote in accordance with Section 5.1 of the Declaration of Trust of the holders of a majority of all Shares of the Fund(s) entitled to vote.

     (4) Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust filed with the Secretary of State of the State of Ohio.


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     The Trustees further direct that, upon the execution of this Certificate of
Designation, the Trust take all necessary action to file a copy of this Certificate of Designation with the Secretary of State of the State of Ohio and at any other place required by law or by the Declaration of Trust.

     IN WITNESS WHEREOF, the undersigned has set his hand this 24th day of April, 2003.



                                           /s/ Richard L. Platte, Jr.
                                           --------------------------------
                                           Richard L. Platte, Jr., Secretary